Exhibit 99.1

CONTACT: Todd Pozefsky (203) 458-5807

WHITE MOUNTAINS REPORTS THIRD QUARTER RESULTS

HAMILTON, Bermuda (November 8, 2017) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported book value per share of $925 and adjusted book value per share of $906 as of September 30, 2017. Book value per share increased 17% and 18% for the third quarter and first nine months of 2017, including dividends, and adjusted book value per share increased 17% and 15% for the third quarter and first nine months of 2017, including dividends.

On September 28, 2017, Intact Financial Corporation completed its previously announced acquisition of OneBeacon in an all-cash transaction for $18.10 per share (the “OneBeacon Transaction”). As of June 30, 2017, including the then estimated net gain from the OneBeacon Transaction, book value per share would have been approximately $908 and adjusted book value per share would have been approximately $890.

Manning Rountree, CEO, commented, “With the successful closing of the OneBeacon Transaction, we ended the quarter with adjusted book value per share of $906. Our underlying growth in ABVPS was 1.8%(1), driven by solid investment results, with our portfolio up 1.4% in the quarter. BAM’s par insured dipped in the quarter, while its pricing levels improved meaningfully. During the quarter, we repurchased roughly 822,000 White Mountains common shares for $715 million, leaving us with $2.3 billion in undeployed capital. In October, we announced bolt-on acquisitions at both MediaAlpha and PassportCard, where we see exciting potential.  On the other hand, we made small but nevertheless disappointing downward revisions to our prior period financials relating to Wobi, one of our overseas portfolio companies, as discussed further below.”

Comprehensive income attributable to common shareholders was $565 million and $608 million in the third quarter and first nine months of 2017, compared to $91 million and $586 million in the third quarter and first nine months of 2016. Net income attributable to common shareholders was $562 million and $605 million in the third quarter and first nine months of 2017, compared to $91 million and $441 million in the third quarter and first nine months of 2016.

OneBeacon

On September 28, 2017, White Mountains received $1.3 billion in cash proceeds from the OneBeacon Transaction and recorded a gain of $555 million, net of transaction costs. As a result of the OneBeacon Transaction, OneBeacon’s results have been reported as discontinued operations within White Mountains’s GAAP financial statements. Because the OneBeacon Transaction was a fixed price deal, OneBeacon’s results were economically transferred to the buyer at signing.

White Mountains reported a net loss from OneBeacon of $15 million in discontinued operations in the third quarter of 2017, driven primarily by underwriting losses. OneBeacon’s combined ratio for the third quarter of 2017 was 113%, driven by 9 points of net unfavorable loss reserve development, primarily in the Program, Healthcare and Government Risk businesses, and 9 points of catastrophe losses, primarily due to losses from Hurricane Harvey.

(1) See “Regulation G” on page 12.

White Mountains reported net income from OneBeacon of $21 million in discontinued operations in the first nine months of 2017. OneBeacon’s combined ratio for the first nine months of 2017 was 105%, driven by 4 points of net unfavorable loss reserve development, primarily in the Program, Healthcare and Government Risk businesses, and 4 points of catastrophe losses, primarily due to losses from Hurricane Harvey.

HG Global/BAM

BAM insured municipal bonds with par value of $2.0 billion and $7.1 billion in the third quarter and first nine months of 2017, compared to $3.0 billion and $8.5 billion in the third quarter and first nine months of 2016.  Gross written premiums and member surplus contributions totaled $19 million and $68 million in the third quarter and first nine months of 2017, compared to $21 million and $53 million in the third quarter and first nine months of 2016. Total pricing, which is premiums plus member surplus contributions weighted by the par value of bonds insured, was 103 and 99 basis points in the third quarter and first nine months of 2017, compared to 69 and 63 basis points in the third quarter and first nine months of 2016. BAM’s total claims paying resources increased $43 million to $687 million in the first nine months of 2017, compared to an increase of $28 million to $629 million in the first nine months of 2016.

Bob Cochran, Chairman of BAM, said, “The affirmation of BAM’s AA/Stable rating by S&P Global at the end of June was a vote of confidence for both BAM and the municipal bond insurance industry as a whole. Par insured dipped in the quarter, primarily as a result of a 22% year-over-year decline in muni bond new issuance volume. On the other hand, both total pricing and risk-adjusted pricing increased meaningfully year-over-year and quarter-over-quarter.”

HG Global reported pre-tax income of $7 million and $20 million in the third quarter and first nine months of 2017, compared to pre-tax income of $5 million and $18 million in the third quarter and the first nine months of 2016. White Mountains reported GAAP pre-tax loss related to BAM of $12 million and $36 million of in the third quarter and first nine months of 2017, compared to GAAP pre-tax loss of $14 million and $30 million in the third quarter and first nine months of 2016. The decrease in the pre-tax loss during the third quarter of 2017, compared to the third quarter of 2016, was primarily driven by higher realized and unrealized investment gains on BAM’s fixed income portfolio. The increase in the pre-tax loss during the first nine months of 2017, compared to the first nine months of 2016, was primarily driven by lower realized and unrealized investment gains on BAM’s fixed income portfolio and higher operating expenses.

As a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’s book value per share or adjusted book value per share. However, White Mountains consolidates BAM’s results in its GAAP financial statements, and its results are attributed to non-controlling interests.

During the second quarter of 2017, White Mountains changed its calculation of adjusted book value per share (i) to include a discount for the time value of money arising from the expected timing of cash payments of principal and interest on the BAM surplus notes and (ii) to add back the unearned premium reserve, net of deferred acquisition costs, at HG Global. These changes decreased adjusted book value per share by $23 at June 30, 2017.

MediaAlpha

MediaAlpha reported revenues of $38 million and $101 million in the third quarter and first nine months of 2017, compared to $28 million and $88 million in the third quarter and first nine months of 2016. The increases in revenues were primarily driven by growth in both MediaAlpha’s core P&C vertical and new, non-P&C verticals.

Cost of sales was $32 million and $86 million in the third quarter and first nine months of 2017, compared to $23 million and $74 million in the third quarter and first nine months of 2016. The increases in cost of sales were primarily driven by revenue growth, as MediaAlpha’s cost of sales is comprised primarily of revenue share based payments to partners.

Pre-tax loss was $1 million and $3 million in the third quarter and first nine months of 2017, compared to $1 million and $3 million in the third quarter and first nine months of 2016. MediaAlpha’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $2 million and $5 million in the third quarter and first nine months of 2017, compared to $1 million and $6 million in the third quarter and first nine months of 2016. For the third quarter of 2017, the increase in EBITDA was primarily driven by increased gross profit contributions from the P&C and Health/Life verticals of $1 million. For the first nine months of 2017, the decrease in EBITDA was primarily driven by increased operating expenses of $2 million, partially offset by an increase in gross profit of $1 million.

On October 5, 2017, MediaAlpha acquired certain assets associated with the Health, Medicare, and Life insurance business of Healthplans.com. The acquired assets include domain names, advertiser and publisher relationships, traffic acquisition accounts, and owned and operated websites.

Other Operations

White Mountains’s Other Operations segment reported pre-tax income of $14 million and $21 million in the third quarter and first nine months of 2017, compared to pre-tax loss of $4 million and $58 million in the third quarter and first nine months of 2016. The improved results were driven primarily by strong equity returns in the 2017 periods. Net realized and unrealized gains were $32 million and $99 million in the third quarter and first nine months of 2017, compared to $13 million and $18 million in the third quarter and first nine months of 2016. Net investment income was $9 million and $31 million in the third quarter and first nine months of 2017, compared to $7 million and $12 million in both the third quarter and first nine months of 2016.

On October 3, 2017, White Mountains entered into an agreement to acquire a 50% equity stake in DavidShield, its joint venture partner in PassportCard, and a leading provider of expatriate medical and other accident and health insurance coverages.  Following closing of the transaction, White Mountains and Alon Ketzef, the founder of both DavidShield and PassportCard, will be 50/50 partners in both businesses.

Share Repurchases

During the third quarter of 2017, White Mountains repurchased and retired 821,842 of its common shares for $715 million at an average price per share of $870, or approximately 96% of White Mountains’s September 30, 2017 adjusted book value per share.

For the first nine months of 2017, White Mountains repurchased and retired 832,725 of its common shares for $724 million at an average share price of $869, or approximately 96% of White Mountains’s September 30, 2017 adjusted book value per share. White Mountains had 3.750 million shares outstanding at September 30, 2017.

Investment Activities

The GAAP total return on invested assets was 1.4% for the third quarter of 2017 and 4.3% for the first nine months of 2017. This compared to a return of 0.9% for the third quarter of 2016 and 3.3% for the first nine months of 2016.
David Linker, President and Chief Investment Officer of White Mountains Advisors, said, "The total portfolio returned 1.4% for the quarter, a good result that benefited from the continued equity market rally.  The fixed income portfolio returned 0.9% for the quarter, just ahead of the longer-duration Bloomberg Barclays Intermediate Aggregate Index.  Fixed income duration dropped to approximately 2.7 years with the receipt of the OneBeacon sales proceeds at quarter end; it has since returned to 3.1 years, as we have reinvested the sales proceeds.  The risk asset portfolio returned 2.4% for the quarter, lagging the S&P 500 Index return of 4.5%.  Within the risk asset portfolio, common stocks and ETFs returned 4.3%, high yield returned 1.7%, and other long-term investments returned -2.3%, driven primarily by losses on currency hedges (as the dollar weakened).  Risk asset exposure finished the quarter at 37% of the portfolio, up five points for the quarter and 17 points for the year.”

Financial Statement Revisions

In October 2017, White Mountains discovered that the former CEO of Wobi, one of its overseas portfolio companies, had been reporting overstated commission revenues and related receivables to White Mountains. As a result, White Mountains has revised certain of its previously issued financial statements. Previously reported amounts appearing in this press release reflect these revisions.

The revisions resulted in a decrease of approximately $6 to White Mountains’s adjusted book value per share as of June 30, 2017. As of June 30, 2017, the impact of the revisions resulted in reductions of commission receivable (which is a component of other assets) of $19.0 million, other assets of $0.7 million, goodwill and intangible assets of $9.2 million, White Mountains’s common shareholders’ equity of $28.3 million, non-controlling interest of $0.9 million, and an increase to other liabilities of $0.3 million. The revisions also resulted in reductions of advertising and commission revenue of $6.6 million and net income of $6.8 million for the six months ended June 30, 2017.

As of December 31, 2016, the impact of the revisions resulted in reductions of commission receivable of $14.8 million, other assets of $0.2 million, goodwill and intangible assets of $9.5 million, other liabilities of $3.3 million, White Mountains’s common shareholders’ equity of $20.6 million, and non-controlling interest of $0.6 million. The revisions also resulted in reductions of advertising and commission revenue of $1.2 million and $2.8 million for the three and nine months ended September 30, 2016, and reductions of net income of $0.9 million and $5.1 million for the three and nine months ended September 30, 2016.

A more detailed explanation of the revisions is contained in White Mountains’s Report on Form 10-Q for the period ended September 30, 2017, filed today with the Securities and Exchange Commission (SEC).

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q on or before November 9, 2017 with the Securities and Exchange Commission and urges shareholders to refer to that document for more complete information concerning its financial results.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	September 30, 2017	December 31, 2016	September 30, 2016
Assets
Fixed maturity investments	$1,490.0	$2,081.1	$1,960.6
Short-term investments	786.5	174.9	230.0
Common equity securities	774.4	285.6	236.1
Other long-term investments	229.6	172.8	201.9
Total investments	3,280.5	2,714.4	2,628.6

Cash	48.6	80.2	111.2
Insurance premiums receivable	4.5	1.6	1.6
Deferred acquisition costs	14.1	10.6	9.7
Accounts receivable on unsettled investment sales	190.1	4.8	135.3
Goodwill and other intangible assets	37.8	45.2	47.7
Other assets	61.5	63.9	54.8
Assets held for sale	—	3,599.5	3,675.7
Total assets	$3,637.1	$6,520.2	$6,664.6

Liabilities
Unearned insurance premiums	$118.5	$82.9	$70.9
Debt	9.4	12.7	15.4
Accrued incentive compensation	76.9	95.7	88.9
Accounts payable on unsettled investment purchases	49.7	—	10.2
Other liabilities	45.4	43.6	72.4
Liabilities held for sale	—	2,569.3	2,621.1
Total liabilities	299.9	2,804.2	2,878.9

Equity
White Mountains’s common shareholders’ equity
White Mountains’s common shares and paid-in surplus	669.3	810.7	809.8
Retained earnings	2,800.8	2,776.6	2,831.7
Accumulated other comprehensive loss, after tax:
Net unrealized foreign currency translation losses	(1.3)	(1.4)	(.8)
Accumulated other comprehensive loss from net change in benefit plan assets and obligations	—	(3.2)	(3.7)

Total White Mountains’s common shareholders’ equity	3,468.8	3,582.7	3,637.0
Non-controlling interests	(131.6)	133.3	148.7
Total equity	3,337.2	3,716.0	3,785.7
Total liabilities and equity	$3,637.1	$6,520.2	$6,664.6

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	September 30, 2017	June 30, 2017	December 31, 2016	September 30, 2016
Book value per share numerators (in millions):
White Mountains’s common shareholders’ equity - GAAP book value per share numerator	$3,468.8	$3,619.0	$3,582.7	$3,637.0
Future proceeds from options (1)	—	—	29.7	89.0
Time-value of money discount on expected future payments on the BAM Surplus Notes (2)	(161.8)	(166.7)	N/A	N/A
HG Global’s unearned premium reserve (2)	88.4	81.5	N/A	N/A
HG Global’s net deferred acquisition costs (2)	(19.6)	(17.6)	N/A	N/A
Adjusted book value per share numerator	$3,375.8	$3,516.2	$3,612.4	$3,726.0
Book value per share denominators (in thousands of shares):
Common shares outstanding - GAAP book value per share denominator	3,750.0	4,571.6	4,563.8	4,578.7
Unearned restricted common shares	(22.7)	(27.4)	(25.9)	(31.8)
Options assumed issued (1)	—	—	40.0	120.0
Adjusted book value per share denominator	3,727.3	4,544.2	4,577.9	4,666.9
GAAP book value per share	$925.04	$791.61	$785.01	$794.33
Adjusted book value per share	$905.72	$773.77	$789.08	$798.40

(1) Adjusted book value per share at December 31, 2016 and September 30, 2016 includes the impact of non-qualified stock options that were exercisable for $742 per common share. All non-qualified options were exercised prior to their expiration date of January 20, 2017.

(2) Amount reflects White Mountains's preferred share ownership in HG Global of 96.9%.
	September 30, 2017	June 30, 2017	December 31, 2016	September 30, 2016

Quarter-to-date change in GAAP book value per share, including dividends:	16.9%	0.6%	(1.2)%	2.1%
Quarter-to-date change in adjusted book value per share, including dividends:	17.1%	(2.4)%	(1.2)%	2.1%
Year-to-date change in GAAP book value per share, including dividends:	18.0%	1.0%	13.2%	14.6%
Year-to-date change in adjusted book value per share, including dividends:	14.9%	(1.8)%	13.3%	14.7%
Year-to-date dividends per share	$1.00	$1.00	$1.00	$1.00

	September 30, 2017	June 30, 2017	December 31, 2016	September 30, 2016
Summary of goodwill and other intangible assets (in millions):
Goodwill:
MediaAlpha	$18.3	18.3	$18.3	$18.3
Buzzmove	7.6	7.6	7.6	7.6
Total goodwill	25.9	25.9	25.9	25.9

Other intangible assets:
MediaAlpha	11.0	13.4	18.3	20.7
Buzzmove	.9	.9	1.0	1.1
Total other intangible assets	11.9	14.3	19.3	21.8

Total goodwill and other intangible assets	37.8	40.2	45.2	47.7

Goodwill and other intangible assets held for sale	—	.6	1.2	6.7

Goodwill and other intangible assets attributed to non-controlling interests	(13.7)	(15.2)	(17.1)	(18.2)

Goodwill and other intangible assets included in White Mountains's common shareholders' equity	$24.1	$25.6	$29.3	$36.2

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Earned insurance premiums	$2.4	$3.4	$7.6	$10.2
Net investment income	12.2	9.6	39.7	18.2
Net realized and unrealized investment gains	32.5	10.9	102.5	27.2
Advertising and commission revenues	38.8	28.2	103.9	89.6
Other revenue	1.6	4.7	6.1	18.0
Total revenues	87.5	56.8	259.8	163.2
Expenses:
Loss and loss adjustment expenses	—	2.2	1.1	6.8
Insurance acquisition expenses	.9	1.3	3.1	4.4
Other underwriting expenses	.1	.2	.3	.4
Cost of sales	33.1	24.0	88.7	76.9
General and administrative expenses	41.7	39.9	154.9	137.0
Amortization of other intangible assets	2.4	2.5	7.3	7.9
Interest expense	.9	.5	1.8	2.6
Total expenses	79.1	70.6	257.2	236.0
Pre-tax income (loss) from continuing operations	8.4	(13.8)	2.6	(72.8)
Income tax benefit	4.0	17.1	5.3	22.7
Net income (loss) from continuing operations	12.4	3.3	7.9	(50.1)
Gain from sale of discontinued operations, net of tax	554.3	47.9	552.7	414.5
Net (loss) income from discontinued operations, net of tax	(15.2)	36.5	20.5	100.9
Net income	551.5	87.7	581.1	465.3
Net loss (income) attributable to non-controlling interests	10.6	3.1	23.6	(24.6)
Net income attributable to White Mountains’s common shareholders	562.1	90.8	604.7	440.7

Comprehensive income, net of tax:
Change in foreign currency translation, net of tax	—	.2	.2	(.4)
Comprehensive income from discontinued operations, net of tax	3.0	(.3)	3.2	145.8
Comprehensive income	565.1	90.7	608.1	586.1
Other comprehensive (income) loss attributable to non-controlling interests	—	.1	(.1)	.1

Comprehensive income attributable to White Mountains's common shareholders	$565.1	$90.8	$608.0	$586.2

Income per share attributable to White Mountains’s common shareholders
Basic income (loss) per share
Continuing operations	$5.36	$1.31	$7.03	$(14.47)
Discontinued operations	125.45	17.34	128.03	99.75
Total consolidated operations	$130.81	$18.65	$135.06	$85.28

Diluted income (loss) per share
Continuing operations	$5.36	$1.31	$7.03	$(14.47)
Discontinued operations	125.45	17.30	128.03	99.60
Total consolidated operations	$130.81	$18.61	$135.06	$85.13
Dividends declared per White Mountains’s common share	$—	$—	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.
QTD SEGMENT STATEMENTS OF PRE-TAX (LOSS) INCOME
(millions)
(Unaudited)

For the Three Months Ended September 30, 2017	HG Global/BAM
	HG Global	BAM	MediaAlpha	Other	Total
Revenues:
Earned insurance premiums	$1.8	$.6	$—	$—	$2.4
Net investment income	1.0	2.3	—	8.9	12.2
Net investment income (loss) - BAM surplus note interest	4.8	(4.8)	—	—	—
Net realized and unrealized investment gains	.1	.7	—	31.7	32.5
Advertising and commission revenues	—	—	37.9	.9	38.8
Other revenue	—	.2	—	1.4	1.6

Total revenues	7.7	(1.0)	37.9	42.9	87.5
Expenses:
Insurance acquisition expenses	.4	.5	—	—	.9
Other underwriting expenses	—	.1	—	—	.1
Cost of sales	—	—	32.2	.9	33.1
General and administrative expenses	.3	10.3	3.8	27.3	41.7
Amortization of other intangible assets	—	—	2.3	.1	2.4
Interest expense	—	—	.1	.8	.9

Total expenses	.7	10.9	38.4	29.1	79.1

Pre-tax income (loss)	$7.0	$(11.9)	$(.5)	$13.8	$8.4

For the Three Months Ended September 30, 2016	HG Global/BAM
	HG Global	BAM	MediaAlpha	Other	Total
Revenues:
Earned insurance premiums	$1.2	$.3	$—	$1.9	$3.4
Net investment income	.6	1.7	—	7.3	9.6
Net investment income (loss) - BAM surplus note interest	4.5	(4.5)	—	—	—
Net realized and unrealized investment (losses) gains	(.3)	(1.6)	—	12.8	10.9
Advertising and commission revenues	—	—	27.6	.6	28.2
Other revenue	—	.4	—	4.3	4.7

Total revenues	6.0	(3.7)	27.6	26.9	56.8
Expenses:
Loss and loss adjustment expenses	—	—	—	2.2	2.2
Insurance acquisition expenses	.2	.6	—	.5	1.3
Other underwriting expenses	—	.1	—	.1	.2
Cost of sales	—	—	23.0	1.0	24.0
General and administrative expenses	.6	9.3	3.2	26.8	39.9
Amortization of other intangible assets	—	—	2.5	—	2.5
Interest expense	—	—	.2	.3	.5

Total expenses	.8	10.0	28.9	30.9	70.6

Pre-tax income (loss)	$5.2	$(13.7)	$(1.3)	$(4.0)	$(13.8)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX (LOSS) INCOME
(millions)
(Unaudited)

For the Nine Months Ended September 30, 2017	HG Global/BAM
	HG Global	BAM	MediaAlpha	Other	Total
Revenues:
Earned insurance premiums	$5.0	$1.6	$—	$1.0	$7.6
Net investment income	2.4	6.5	—	30.8	39.7
Net investment income (loss) - BAM surplus note interest	14.3	(14.3)	—	—	—
Net realized and unrealized investment gains	.4	2.8	—	99.3	102.5
Advertising and commission revenues	—	—	101.2	2.7	103.9
Other revenue	—	.8	—	5.3	6.1

Total revenues	22.1	(2.6)	101.2	139.1	259.8
Expenses:
Loss and loss adjustment expenses	—	—	—	1.1	1.1
Insurance acquisition expenses	1.0	2.0	—	.1	3.1
Other underwriting expenses	—	.3	—	—	.3
Cost of sales	—	—	86.0	2.7	88.7
General and administrative expenses	.8	30.7	10.7	112.7	154.9
Amortization of other intangible assets	—	—	7.2	.1	7.3
Interest expense	—	—	.6	1.2	1.8

Total expenses	1.8	33.0	104.5	117.9	257.2

Pre-tax income (loss)	$20.3	$(35.6)	$(3.3)	$21.2	$2.6

For the Nine Months Ended September 30, 2016	HG Global/BAM
	HG Global	BAM	MediaAlpha	Other	Total
Revenues:
Earned insurance premiums	$3.1	$1.0	$—	$6.1	$10.2
Net investment income	1.6	5.1	—	11.5	18.2
Net investment income (loss) - BAM surplus note interest	13.4	(13.4)	—	—	—
Net realized and unrealized investment gains	2.3	6.5	—	18.4	27.2
Advertising and commission revenues	—	—	88.4	1.2	89.6
Other revenue	—	.8	—	17.2	18.0

Total revenues	20.4	—	88.4	54.4	163.2
Expenses:
Loss and loss adjustment expenses	—	—	—	6.8	6.8
Insurance acquisition expenses	.6	1.9	—	1.9	4.4
Other underwriting expenses	—	.3	—	.1	.4
Cost of sales	—	—	74.0	2.9	76.9
General and administrative expenses	1.4	28.1	8.7	98.8	137.0
Amortization of other intangible assets	—	—	7.6	.3	7.9
Interest expense	—	—	.7	1.9	2.6

Total expenses	2.0	30.3	91.0	112.7	236.0

Pre-tax income (loss)	$18.4	$(30.3)	$(2.6)	$(58.3)	$(72.8)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
BAM	2017	2016	2017	2016
Gross par value of primary market policies issued	$1,872.5	$2,736.6	$6,487.8	$7,917.0
Gross par value of secondary market policies issued	170.9	236.7	627.6	574.1
Total gross par value of market policies issued	$2,043.4	$2,973.3	$7,115.4	$8,491.1

Gross written premiums	$10.9	$9.2	$42.0	$24.9
Member surplus contributions collected	8.4	11.5	25.7	28.2
Total gross written premiums and member surplus contributions	$19.3	$20.7	$67.7	$53.1
Total pricing (1)	103 bps	69 bps	99 bps	63 bps
(1) Total pricing also includes the net present value of future installment member surplus contributions not yet collected of $1.7 and $2.9 for the three and nine months ended September 30, 2017.

	As of September 30, 2017	As of December 31, 2016
Policyholders’ surplus	$429.2	$431.5
Contingency reserve	31.6	22.7
Qualified statutory capital	460.8	454.2
Statutory net unearned premiums	27.9	23.2
Present value of future installment premiums and member surplus contributions	8.8	3.3
Collateral trusts	189.2	163.0
Claims paying resources	$686.7	$643.7

	Three Months Ended September 30,		Nine Months Ended September 30,
HG Global	2017	2016	2017	2016
Net written premiums	$9.0	$6.2	$35.4	$18.0
Earned premiums	$1.8	$1.2	$5.0	$3.1

	As of September 30, 2017	As of December 31, 2016
Unearned premiums	$91.3	$60.7
Deferred acquisition costs	$20.2	$11.0

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA (continued)
(Dollars in millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
MediaAlpha	2017	2016	2017	2016
Advertising and commission revenues	$37.9	$27.6	$101.2	$88.4
Cost of sales	32.2	23.0	86.0	74.0
Gross profit	5.7	4.6	15.2	14.4
General and administrative expenses	3.8	3.2	10.7	8.7
Amortization of other intangible assets	2.3	2.5	7.2	7.6
Interest expense	.1	.2	.6	.7
GAAP pre-tax loss	(.5)	(1.3)	(3.3)	(2.6)
Income tax expense	—	—	—	—
GAAP net loss	(.5)	(1.3)	(3.3)	(2.6)

Add back:
Interest expense	.1	.2	.6	.7
Income tax expense	—	—	—	—
General and administrative expenses - depreciation	—	—	.1	.1
Amortization of other intangible assets	2.3	2.5	7.2	7.6
EBITDA	$1.9	$1.4	$4.6	$5.8

Regulation G

This earnings release includes five non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.

•
Adjusted book value per share is a non-GAAP financial measure which is derived by adjusting the GAAP book value per share numerator (i) to include a discount for the time value of money arising from the expected timing of cash payments of principal and interest on the BAM surplus notes and (ii) to add back the unearned premium reserve, net of deferred acquisition costs, at HG Global. In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The calculation of adjusted book value per share also includes the dilutive effects of outstanding non-qualified options for periods prior to January 20, 2017, the expiration date of the non-qualified options.

Beginning in the second quarter of 2017, in its calculation of adjusted book value per share, White Mountains has included a discount for the time value of money arising from the expected timing of cash payments of principal and interest on the BAM surplus notes. Under GAAP, White Mountains is required to carry the BAM surplus notes, including accrued interest, at nominal value with no consideration for time value of money. Based on a debt service model that forecasts operating results for BAM through maturity of the surplus notes, the present value of the BAM surplus notes, including accrued interest, was estimated to be $172 million and $167 million less than the nominal GAAP carrying values as of June 30, 2017 and September 30, 2017. White Mountains has also included the value of HG Global’s unearned premium reserve net of deferred acquisition costs. White Mountains believes these adjustments are useful to management and investors in analyzing the intrinsic value of HG Global, including the intrinsic value of the surplus notes and HG Global’s reinsurance subsidiary’s (HG Re’s) in-force business. The reconciliation of GAAP book value per share to adjusted book value per share is included on page 6.

•
The underlying growth in adjusted book value per share included in Mr. Rountree’s quote on page 1 reflects the estimated gain from the OneBeacon Transaction as if it had been calculated and realized on June 30, 2017. A reconciliation from GAAP to the reported percentage is as follows:

	As of September 30, 2017	As of June 30, 2017	Growth %
GAAP book value per share	$925.04	$791.61	16.9%
Estimated gain from OneBeacon Transaction as of June 30, 2017	—	116.00
GAAP book value per share including the estimated gain from the OneBeacon Transaction as of June 30, 2017	925.04	907.61	1.9%
Adjustments to book value per share (see reconciliation on page 6)	(19.32)	(17.84)
Adjusted book value per share including the estimated gain from the OneBeacon Transaction as of June 30, 2017	$905.72	$889.77	1.8%

•
In the third quarter of 2016, White Mountains purchased high-yield fixed maturity investments, which are U.S. dollar denominated publicly traded and 144A debt securities issued by corporations with generally at least one rating between “B-” and “BB+” inclusive by S&P or similar ratings from other rating agencies. Given the risk profile of these investments, the returns on high-yield fixed maturity investments have been included with the returns on common equity securities and other long-term investments and excluded from the returns on fixed income investments, both of which Mr. Linker references in his quote on page 4. A reconciliation of GAAP returns to the reported returns are as follows:

	Three months ended September 30, 2017
	GAAP return	Impact of high-yield fixed maturity investments (1)	Reported return

Common equity securities and other long-term investment returns	2.6%	(0.2)%	2.4%

Fixed income investment returns	1.0%	(0.1)%	0.9%
(1) High-yield fixed maturity investments returned 1.7% for the third quarter of 2017.

•
In the second quarter of 2017, MediaAlpha became a reportable segment, and White Mountains has included MediaAlpha’s EBITDA calculation as a non-GAAP financial measure. EBITDA is defined as net income (loss) excluding interest expense on debt, income tax benefit (expense), depreciation and amortization. White Mountains believes that this non-GAAP financial measure is useful to management and investors in analyzing MediaAlpha’s economic performance without the effects of interest rates, levels of debt, effective tax rates, depreciation and amortization resulting from purchase accounting. In addition, White Mountains believes that investors use EBITDA as a supplemental measurement to evaluate the overall operating performance of companies within the same industry. See page 11 for the reconciliation of MediaAlpha’s GAAP net loss to EBITDA.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to risks and uncertainties that could cause actual results to differ materially from expectations, including:

•
the risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed February 27, 2017;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.